Exhibit (B)(8)(3)

                           ROCHDALE INVESTMENT TRUST

                    OPERATING EXPENSES LIMITATION AGREEMENT

     THIS OPERATING EXPENSES LIMITATION AGREEMENT (the "Agreement") is effective as of July 9, 1999, by and between ROCHDALE INVESTMENT TRUST, a Delaware business trust (the "Trust"), on behalf of each series of the Trust listed on Exhibit A to this Agreement (each, a "Fund"), and ROCHDALE INVESTMENT MANAGEMENT INC., the investment advisor of each such Fund (the "Advisor").

                                   WITNESSETH:

     WHEREAS, the Advisor renders advice and services to each Fund pursuant to the terms and provisions of Investment Management Agreements between the Trust and the Advisor dated July 7, 1998 and April 14, 1999 (the "Investment Management Agreements"); and

     WHEREAS, each Fund, is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Management Agreements that have not been assumed by the Advisor; and

     WHEREAS, the Advisor desires to limit each Fund's respective Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Advisor to implement those limits;

     NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

     1. LIMIT ON OPERATING EXPENSES. The Advisor hereby agrees to limit each Fund's current Operating Expenses to an annual rate, expressed as a percentage of each Fund's average annual net assets, to the amounts listed in Appendix A to this Agreement (the "Annual Limits"). In the event that the current Operating Expenses of a Fund, as accrued each month, exceed its Annual Limit, the Advisor will pay to that Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

     2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Advisor's investment advisory or management fee detailed in the Investment Management Agreements, any Rule 12b-1 fees and other expenses described in the Investment Management Agreements, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.
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     3. REIMBURSEMENT OF FEES AND EXPENSES. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Management Agreements.

     4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect for a period of not less than one year initially and from year-to-year thereafter, subject to annual approval by the Advisor unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

     5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of any one or more of the Funds, upon sixty (60) days' written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate, with respect to a Fund listed in Appendix A to this Agreement, if the Investment Management Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Management Agreement's termination for that Fund.

     6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

     7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

ROCHDALE INVESTMENT
MANAGEMENT INC.                             ROCHDALE INVESTMENT TRUST

By: ___________________________             By: ___________________________

Title: ________________________             Title: ________________________

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                                   APPENDIX A

                                                OPERATING
FUND                                          EXPENSE LIMIT    COMMENCEMENT DATE
----                                          -------------    -----------------

Rochdale Magna Portfolio                          1.75%        July 8, 1999
Rochdale Alpha Portfolio                          1.85%        July 8, 1999
Rochdale Atlas Portfolio                          1.95%        July 8, 1999
Rochdale Large Growth Portfolio                   1.25%        December 28, 1999
Rochdale Large Value Portfolio                    1.25%        December 28, 1999
Rochdale Mid/Small Growth Portfolio               1.35%        December 28, 1999
Rochdale Mid/Small Value Portfolio                1.35%        December 28, 1999
Rochdale Intermediate Fixed Income Portfolio      0.90%        December 28, 1999


Dated July 9, 1999, as amended December 28, 1999

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